Exhibit 99.2

Risk Factors of Viventia’s Business

You should carefully consider the following risk factors, in addition to other information described in the Quarterly Report on Form 10-Q of Eleven Biotherapeutics, Inc., or Eleven, for the quarter ended June 30, 2016, and in other filings that Eleven makes with the Securities and Exchange Commission, or SEC, in evaluating Eleven and its business.

Background

On September 20, 2016, Eleven completed its acquisition of Viventia Bio Inc., or Viventia, in accordance with the terms of the Share Purchase Agreement by and among Eleven, Viventia, and Clairmark Investments Ltd., as representative of the selling shareholders of Viventia, or the Share Purchase Agreement, pursuant to which all of the existing shareholders of Viventia, referred to herein as the Selling Shareholders, sold to Eleven, and Eleven purchased from the Selling Shareholders, all of the outstanding common shares of Viventia, referred to herein as the Acquisition. Upon closing of the Acquisition, Eleven issued 4,013,431 shares of its common stock to the Selling Shareholders. Following the closing of the Acquisition, Viventia became a wholly owned subsidiary of Eleven and our business included the business conducted by Viventia immediately prior to the Acquisition, and Viventia’s agreements and arrangements effectively became agreements and arrangements of Eleven. Unless the context otherwise requires, all references in the following risk factors to “Eleven,” “we,” “our” and “us” refer to Eleven Biotherapeutics, Inc. and its wholly owned subsidiaries after the effective time of the Acquisition, and all references to Viventia refer to Viventia Bio Inc. and its wholly owned subsidiaries and predecessor entities prior to the effective time of the Acquisition.

Risks Related to Our Business and Industry

We are dependent on our lead product candidates, ViciniumTM and ProxiniumTM. If we are unable to obtain marketing approval for or successfully commercialize either of these lead products, either alone or through a collaboration, or experience significant delays in doing so, our business could be materially harmed.

We currently have no products approved for sale and have invested a significant portion of our efforts and financial resources in the development of Vicinium for the treatment of patients with high-grade non-muscular invasive bladder cancer, or NMIBC, and of Proxinium for the treatment of patients with squamous cell carcinoma of the head and neck, or SCCHN. Our prospects are substantially dependent on our ability to obtain marketing approval for and successfully commercialize Vicinium and Proxinium. The success of these two lead product candidates will depend, among other things, on our ability to design and successfully complete clinical trials for each product candidate. The clinical trial process is uncertain, and failure of one or more clinical trials can occur at any stage of testing. For example, in 2009, Viventia put its development of Vicinium on hold due to the uncertainty of the standard of care for bladder cancer, and in 2008, Viventia terminated its Phase 3 clinical trial of Proxinium due to enrollment and retention reasons that we believe were specific to emerging markets. While we plan to move both of these programs forward in 2016, and believe that we will not have enrollment and retention problems with our Phase 2 clinical trial for Proxinium in the United States and Canada, the general clinical development of product candidates involves a lengthy and expensive process with an uncertain outcome.

In addition to the successful completion of clinical trials, the success of Vicinium and Proxinium will also depend on several other factors, including the following:

•	receipt of marketing approvals from the United States Food and Drug Administration, or FDA, Health Canada or comparable foreign regulatory authorities;

•	performance of our future collaborators, if any;

•	extent of any required post-marketing approval commitments to applicable regulatory authorities;

•	obtaining and maintaining patent, trade secret protection and regulatory exclusivity, both in the United States and internationally;

•	protection of our rights in our intellectual property portfolio;

•	launch of commercial sales, if and when marking approval is received;

•	demonstration of an acceptable safety profile prior to and following any marketing approval;

•	marketplace acceptance, if and when approved, by patients, the medical community and third party payors;

•	establishing and maintaining pricing sufficient to realize a meaningful return on our investment; and

•	competition with other therapies.

If we are unable to develop, receive marketing approval for, or successfully commercialize Vicinium or Proxinium, or experience delays as a result of any of these factors or otherwise, our business could be materially harmed.

Our product candidates may not succeed in later clinical trials or receive regulatory approval.

There is no assurance that our planned clinical trials will generate adequate data to demonstrate that our product candidates are safe and effective. Even if early-stage clinical trials suggest that our product candidates may be safe and effective for their intended uses, if later-stage clinical trials do not produce favorable results or if the design of those clinical trials is not deemed adequate by the regulatory agency from which we seek approval, our ability to achieve regulatory approval for our product candidates may be adversely impacted. We have not had formal discussions with the FDA relating to Proxinium since completing our Phase 2 clinical trial in 2007, but we intend to notify the FDA that we intend to enter into discussions with the FDA relating to our proposed Phase 2 clinical trial design. This Phase 2 clinical trial will explore the potential of Proxinium as a monotherapy and, due to its potential immunogenic effect, in combination therapy with a checkpoint inhibitor for the treatment of SCCHN and is planned to commence enrollment in early 2017. We do not know whether Proxinium, Vicinium or any of our other product candidates will demonstrate adequate efficacy and safety to result in regulatory approval. Foreign regulatory agencies may also not approve our product candidates based on clinical trials that were designed to be consistent with the FDA’s feedback.

In addition, our completed and partially completed clinical trials involved small patient populations. Because of the small sample size, the results of these clinical trials may not be indicative of future results in a larger and more diverse patient population. The clinical trial process may fail to demonstrate that our product candidates are safe for humans and effective for indicated uses. This failure could cause us to abandon a product candidate and may delay development of other product candidates. Any delay in, or termination of, our clinical trials will delay the filing of a Biologics License Application, or BLA, with the FDA and, ultimately, our ability to commercialize our product candidates and generate product revenues.

Many compounds that initially showed promise in early-stage testing for treating cancer have later been found to not be effective treatments or may cause side effects that prevented further development of the compound. The therapeutic efficacy of our product candidates is unproven in humans, and we may not be able to successfully develop and commercialize our product candidates.

Our product candidates are novel and their potential benefit is unproven. Our ability to generate revenues from our product candidates, which we do not expect will occur in the short term, if ever, will depend heavily on the successful development, approval and commercialization, if achieved. For example, our product candidates may not prove to be effective treatments for the cancer targets they are being designed to act against and may not demonstrate in clinical trial subjects any or all of the pharmacological data points that may have been demonstrated in pre-clinical studies and clinical trials. Our product candidates may interact with human biological systems in unforeseen, ineffective or harmful ways. If our product candidates are associated with undesirable side effects or have characteristics that are unexpected, we may need to abandon their development or limit development to certain uses or subpopulations in which the undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective. Many compounds that initially showed promise in early-stage testing for treating cancer have later been found to not be effective treatments or may cause side effects that prevented further development of the compound. As a result of these and other risks described herein that are inherent in the development of novel therapeutic agents, we may never successfully develop, enter into or maintain third party licensing or collaboration transactions with respect to, or successfully commercialize our product candidates, in which case we will not achieve profitability and the value of our common shares may decline.

Clinical development of product candidates involves a lengthy and expensive process with an uncertain outcome.

Clinical testing is expensive, can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the clinical trial process. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through pre-clinical studies and early clinical trials.

We may experience delays in our ongoing or future clinical trials and we do not know whether planned clinical trials will begin or enroll subjects on time, need to be redesigned or be completed on schedule, if at all. We have previously experienced difficulties with clinical trial enrollment and retention and we may experience difficulties in subject enrollment in our clinical trials in the future. Additionally, there can be no assurance that the FDA or comparable foreign regulatory authorities will not put our ongoing or future clinical trials on clinical hold or that any similar regulatory authority will not implement a similar restriction. Clinical trials may be delayed, suspended or prematurely terminated for a variety of reasons, such as:

•	delay or failure in reaching agreement with the FDA or a comparable foreign regulatory authority on a trial design that we are able to execute;

•	delay or failure in obtaining authorization to commence a clinical trial or inability to comply with conditions imposed by a regulatory authority regarding the scope or design of a clinical trial;

•	delay or failure in reaching agreement on acceptable terms with prospective clinical research organizations, or CROs, and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•	delay or failure in obtaining institutional review board approval or the approval of other reviewing entities, including comparable foreign regulatory authorities such as Health Canada, to conduct a clinical trial at each site;

•	withdrawal of clinical trial sites from our clinical trials for any reason;

•	delay or failure in recruiting and enrolling suitable subjects to participate in a clinical trial;

•	delay or failure in subjects completing a clinical trial or returning for post-treatment follow-up;

•	clinical sites and investigators deviating from clinical trial protocol, failing to conduct the trial in accordance with regulatory requirements, or dropping out of a clinical trial;

•	inability to identify and maintain a sufficient number of clinical trial sites, many of which may already be engaged in other clinical trial programs, including some that may be for competing product candidates with the same indication;

•	failure of our third-party clinical trial managers to satisfy their contractual duties or meet expected deadlines;

•	delay or failure to add new clinical trial sites;

•	ambiguous or negative interim results or results that are inconsistent with earlier results;

•	feedback from the FDA, data safety monitoring boards, or DSMBs, or a comparable foreign regulatory authority, including Health Canada, or results from earlier stage or concurrent pre-clinical studies and clinical trials, that might require modification to the protocol for the clinical trial or performance of additional studies before the clinical trials may continue;

•	decision by the FDA, a comparable foreign regulatory authority, including Health Canada, or us, or recommendation by a DSMB to suspend or terminate clinical trials at any time for safety issues or for any other reason;

•	unacceptable risk-benefit profile, unforeseen safety issues or adverse side effects or adverse events;

•	failure of a product candidate to demonstrate any benefit;

•	difficulties in manufacturing sufficient quantities of a product candidate for use in clinical trials;

•	lack of adequate funding to continue a clinical trial, including the incurrence of unforeseen costs due to enrollment delays, requirements to conduct additional clinical trials or increased expenses associated with the services of our CROs and other third parties; or

•	changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial.

We rely on CROs and clinical trial sites to ensure the proper and timely conduct of our clinical trials, and while we have agreements governing their activities, we have limited influence over their actual performance. Any delays in completing our clinical trials will increase our costs, slow down our development and regulatory submission process for our product candidates and jeopardize our ability to obtain regulatory approval, commence commercial sales and generate revenues, if our product candidates are ultimately approved.

Further, conducting clinical trials in foreign countries, as Viventia has done historically for Vicinium and Proxinium and as we may decide to do in the future, presents additional risks that may delay completion of our clinical trials. These risks include the failure of enrolled subjects in foreign countries to adhere to clinical protocol as a result of differences in healthcare services or cultural customs, managing additional administrative burdens associated with foreign regulatory schemes, as well as political and economic risks relevant to such foreign countries.

If we encounter difficulties enrolling or retaining subjects in our clinical trials, our clinical development activities could be delayed or otherwise adversely affected.

The timely completion of clinical trials in accordance with their protocols depends, among other things, on our ability to enroll a sufficient number of subjects who remain in the clinical trial until its conclusion. We have previously experienced difficulties with clinical trial enrollment and retention, which led to the early termination of our Phase 3 trial of Proxinium in 2007, and we may experience difficulties in subject enrollment in our clinical trials in the future for a variety of reasons. The enrollment of subjects depends on many factors, including:

•	the subject eligibility criteria defined in the protocol;

•	the size of the subject population required for analysis of the clinical trial’s primary endpoints;

•	the proximity of subjects to clinical trial sites;

•	the design of the clinical trial;

•	our ability to recruit clinical trial investigators with the appropriate competencies and experience;

•	clinicians’ and subjects’ perceptions as to the potential advantages of the product candidate being studied in relation to other available therapies, including any new drugs that are being investigated or that have been approved for the indications we are investigating;

•	our ability to obtain and maintain subject adherence to clinical trial protocols; and

•	the risk that subjects enrolled in clinical trials will drop out of the clinical trials before completion.

Further, our ability to successfully initiate, enroll and complete a clinical trial in any foreign country, should we decide to do so, is subject to numerous risks unique to conducting business in foreign countries, including:

•	difficulty in establishing or managing relationships with CROs and physicians;

•	different standards for the conduct of clinical trials;

•	absence in some countries of established groups with sufficient regulatory expertise for review of the protocols associated with our product candidates;

•	our inability to locate qualified local consultants, physicians and partners; and

•	the potential burden of complying with a variety of foreign laws, medical standards and regulatory requirements, including the regulation of pharmaceutical and biotechnology products and treatments.

In addition, our clinical trials will compete with other clinical trials for other product candidates that are in the same therapeutic areas as our product candidates, and this competition will reduce the number and types of subjects available to us, because some subjects who might have opted to enroll in our trials may instead opt to enroll in a trial being conducted by one of our competitors. Since the number of qualified clinical investigators is limited, we expect to conduct some of our clinical trials at the same clinical trial sites that some of our competitors use, which will reduce the number of subjects who are available for our clinical trials in such clinical trial site. Moreover, because our product candidates represent a departure from more commonly used methods for cancer treatment, potential subjects and their doctors may be inclined to use conventional therapies, such as chemotherapy, rather than enroll subjects in any of our future clinical trials.

We will need to obtain FDA approval of any proposed names for our product candidates, and any failure or delay associated with such naming approval may adversely impact our business.

We have not yet submitted our proposed proprietary names, Vicinium and Proxinium, to the FDA or any foreign regulatory authority, including Health Canada, for provisional approval. Any proprietary name we propose to use with our product candidates in the United States must be approved by the FDA, regardless of whether we have registered it, or applied to register it, as a trademark. The FDA reviews any proposed product name, including an evaluation of potential for confusion with other product names. The FDA may also object to a product name if it believes the name inappropriately implies medical claims or contributes to an overstatement of efficacy. If the FDA objects to any proposed proprietary product name, we may be required to expend significant additional resources in an effort to identify a suitable proprietary product name that would qualify under applicable trademark laws, not infringe the existing rights of third parties and be acceptable to the FDA. We may apply for and could possibly obtain provisional approval of our proprietary names by the FDA prior to submission of our BLAs. However, this approval is conditional upon a further and final review by the FDA at the time of BLA review.

Failure to successfully validate, develop and obtain regulatory approval for companion diagnostics for our product candidates could impede development and commercialization.

We have developed a companion diagnostic for use with Proxinium. The FDA and comparable foreign regulatory authorities may require the development and regulatory approval of a companion diagnostic as a condition to approving Proxinium. Companion diagnostics developed in conjunction with clinical programs for the associated products are subject to regulation by the FDA and comparable foreign regulatory authorities, including Health Canada, as medical devices, and require separate approval prior to their commercialization. Each regulatory body that approves a product will independently need to approve the companion diagnostic before or concurrently with its approval of the product candidate, and before a product can be commercialized. During a Type C meeting with the FDA in 2007, the FDA noted that approval of a companion diagnostic for EpCAM expression would need to coincide with Proxinium approval. We intend to clarify whether the FDA still believes that a companion diagnostic is necessary to receive approval. The FDA may still require that a companion diagnostic for EpCAM expression be approved before or at the time of Proxinium approval. We and any potential future third-party collaborators may encounter difficulties in developing and obtaining approval for any companion diagnostic. Any delay or failure by us or our future third-party collaborators to develop or obtain regulatory approval for a companion diagnostic could delay or prevent approval of Proxinium. We could also incur additional expense if the FDA or comparable regulatory authorities determine that further studies are required before our companion diagnostic may be approved. Even if approved, we may experience delays in developing a sustainable, reproducible and scalable manufacturing process or transferring that process to commercial partners for production, all of which may prevent us from commercializing our product candidates on a timely or profitable basis, if at all. Additionally, we or our collaborators may encounter production difficulties that could constrain the supply of the companion diagnostics, affect the ease of use, affect the price or have difficulties gaining acceptance of the use of the companion diagnostics in the clinical community. If the companion diagnostic for use with Proxinium fails to gain market acceptance, our ability to derive revenues from sales of Proxinium, if approved, could be harmed.

Our commercial success depends upon attaining significant market acceptance of our product candidates, if approved, among physicians, patients, third-party payors and the medical community.

Even if we obtain regulatory approval for our product candidates, our product candidates may not gain market acceptance among physicians, patients, third-party payors or the medical community. The product candidates that we are developing are based on our TPT platform, which is a new technology and therapeutic approach. Market participants with significant influence over acceptance of new treatments, such as physicians and third-party payors, may not adopt a product or treatment based on our TPT platform and technologies, and we may not be able to convince the medical community and third-party payors to accept and use, or to provide favorable reimbursement for, any product candidates developed by us or any future collaborators. Market acceptance of our product candidates, if we receive approval, depends on a number of factors, including:

•	the perceived efficacy and safety of our product candidates;

•	clinical indications for which our product candidates are approved;

•	availability of alternative effective treatments for the disease indications of our product candidates are intended to treat and the relative risks, benefits and costs of those treatments;

•	acceptance by physicians, major operators of cancer clinics and patients of our product candidates as safe and effective treatments;

•	the success of our physician education programs;

•	potential and perceived advantages of our product candidates over alternative treatments;

•	safety of our product candidates seen in a broader patient group, including their use outside the approved indications should physicians choose to prescribe them for such uses;

•	prevalence and severity of any side effects;

•	product labeling or patient information requirements imposed by the FDA or other foreign regulatory authorities, including Health Canada;

•	timing of market introduction of our product candidates as well as competitive products;

•	the pricing of our treatments, particularly in relation to alternative treatments;

•	availability of coverage and adequate reimbursement and pricing by third-party payors and government authorities;

•	relative convenience and ease of administration; and

•	effectiveness of our sales and marketing efforts.

Moreover, if our product candidates are approved but fail to achieve market acceptance among physicians, patients, third-party payors or the medical community, we may not be able to generate significant revenues, which would compromise our ability to become profitable.

The market opportunities for our product candidates may be limited to those patients who are ineligible for established therapies or for whom prior therapies have failed, and may be small.

Cancer therapies are sometimes characterized as first-line, second-line or third-line. When cancer is detected early enough, first-line therapy, usually chemotherapy, hormone therapy, surgery, radiotherapy or a combination of these, is sometimes adequate to cure the cancer or prolong life without a cure. Second-line and third-line therapies are administered to patients when prior therapy is not effective. We expect to seek approval of Vicinium for the treatment of high-grade NMIBC and approval for Proxinium for the treatment of late-stage SCCHN. Subsequently, for those product candidates that prove to be sufficiently beneficial, if any, we would expect to seek approval potentially earlier in the treatment paradigm, but there is no guarantee that our product candidates, even if approved, would be approved for first-line therapy, and, prior to any such approvals, we will have to conduct additional clinical trials.

Our projections of both the number of people who have the cancers we are targeting, as well as the subset of people with these cancers who have previously failed prior treatments, and who have the potential to benefit from treatment with our product candidates, are based on our beliefs and estimates. These estimates have been derived from a variety of sources, including scientific literature, surveys of clinics, patient foundations or market research, and may prove to be incorrect. Further, new studies may change the estimated incidence or prevalence of these cancers and the number of patients may turn out to be lower than expected. Additionally, the potentially addressable patient population for our product candidates may be limited or may not be amenable to treatment with our product candidates. Even if we receive regulatory approval for our product candidates and obtain significant market share, because the potential target populations are small, we may never achieve profitability without obtaining regulatory approval for additional indications, including the use of the products as first-line or second-line therapy.

Orphan drug exclusivity may afford limited protection, and if another party obtains orphan drug exclusivity for the drugs and indications we are targeting, we may be precluded from commercializing our product candidates in those indications during that period of exclusivity.

Regulatory authorities in some jurisdictions, including the United States and European Union, may designate drugs and biologics for relatively small patient populations as orphan drugs. Under the Orphan Drug Act, the FDA may designate a product as an orphan drug if it is a drug or biologic intended to treat a rare disease or condition, which is generally defined as one affecting a patient population of fewer than 200,000 individuals in the United States. The first BLA applicant with an orphan drug designation for a particular active moiety to treat a specific disease or condition that receives FDA approval is entitled to a seven-year exclusive marketing period in the United States for that product, for that indication.

Even though we have obtained orphan drug designation for Proxinium to treat SCCHN, and even if we obtain orphan drug designation for our product candidates in other indications or for our future product candidates, the exclusive marketing rights may be lost if the FDA later determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantity of the drug. Moreover, a drug product with an active moiety that is different from that in our drug candidate or, under limited circumstances, the same drug product, may be approved by the FDA for the same indication during the period of marketing exclusivity. The limited circumstances include a showing that the second drug is clinically superior to the drug with marketing exclusivity through a demonstration of superior safety or efficacy or that it makes a major contribution to patient care. In addition, if a competitor obtains approval and marketing exclusivity for a drug product with an active moiety that is the same as that in a product candidate we are pursuing for the same indication, approval of our product candidate would be blocked during the period of marketing exclusivity unless we could demonstrate that our product candidate is clinically superior to the approved product. In addition, if a competitor obtains approval and marketing exclusivity for a drug product with an active moiety that is the same as that in a product candidate we are pursuing for a different orphan indication, this may negatively impact the market opportunity for our product candidate. There have been legal challenges to aspects of the FDA’s regulations and policies concerning the exclusivity provisions of the Orphan Drug Act, and future challenges could lead to changes that affect the protections afforded our product candidates in ways that are difficult to predict.

Our commercial success could depend upon the continued marketing of a regulatory approved product, or the approval of a product candidate, that is administered with our product candidates.

Some of our future clinical trials may involve marketed products or product candidates being developed by other pharmaceutical companies and some of the indications for which we are developing our product candidates may involve their use in combination with these other marketed products and product candidates. These marketed products or product candidates may be administered in a clinical trial in combination with one or more of our product candidates. In the event that any of these pharmaceutical companies have unforeseen issues that negatively impact their clinical development or marketing approval for their products or product candidates or otherwise negatively affect their ability to continue to clinically develop or market their products or product candidates, our ability to complete our applicable clinical trials and/or evaluate clinical results and, ultimately, our ability to receive regulatory approval for our product candidates for the indications we are pursuing may also be negatively impacted. As a result, this could adversely affect our ability to file for, gain or maintain regulatory approvals on a timely basis, if at all.

Our product candidates may cause undesirable side effects, serious adverse events or have other properties that could delay or prevent their regulatory approval, limit the commercial profile of an approved label, or result in significant negative consequences following any marketing approval.

Undesirable side effects or serious adverse events caused by our product candidates could cause us or regulatory authorities to interrupt, delay or halt respective clinical trials and could result in a restrictive label or the delay or denial of regulatory approval by the FDA or other comparable foreign regulatory authorities, including Health Canada. For example, even though each of our product candidates that have been administered to humans in earlier-stage clinical trials have generally been well-tolerated by subjects, in some cases there were side effects and serious adverse events, some of which were severe.

High-grade NMIBC (Vicinium)

There were no Grade 4 or Grade 5 serious adverse events that were considered by the clinical investigator to be related to Vicinium. However, there was one Grade 5 serious adverse event, or death, which was determined by the clinical investigator to be unrelated to Vicinium. The most common treatment-related Grade 3 serious adverse events were an abnormally frequent passage of small amounts of urine, blood in the urine and painful urination, the majority of which were considered to be mild or moderate in severity. No subjects discontinued treatment due to a Vicinium-related adverse event during the Phase 1 and Phase 2 clinical trials.

SCCHN (Proxinium)

There were no Grade 5 serious adverse events that were considered by the clinical investigator to be related to Proxinium. The Grade 3 and Grade 4 serious adverse events that were reported in the clinical trials of Proxinium and were considered to be possibly, probably or definitely related to treatment consisted of abnormal tumor growth, anorexia, cancer pain, decrease in red blood cells, difficulty swallowing, elevated calcium levels, facial pain, fatigue, high blood sugar, influenza-like illness, injection site pain, liver function abnormalities, low albumin level, low sodium concentration, nausea, rash, swelling, tumor hemorrhage and tumor necrosis.

Seven subjects died during the clinical trials of Proxinium, but none of the deaths were deemed to be related to Proxinium. Eleven subjects discontinued treatment due to liver function test abnormalities; however, the serum levels were transient and they eventually returned to baseline without any evidence of liver damage. Four subjects withdrew from the clinical trials. Three of the four subjects withdrew at their request and one of the four subjects withdrew at the request of the investigator.

Multiple types of EpCAM-positive solid tumors (VB6-845d)

There were no Grade 5 serious adverse events that were considered by the clinical investigator to be related to VB6-845, which is the prior version of VB6-845d. The Grade 3 and Grade 4 serious adverse events that were considered to be possibly, probably or definitely related to treatment consisted of an infusion related reaction and an infusion site reaction.

As a result of these side effects and serious adverse events or further safety or toxicity issues that we may experience in our clinical trials in the future, we may not receive regulatory approval for any of our product candidates, which could prevent us from ever generating revenues or achieving profitability. Results of our clinical trials could reveal an unacceptably high severity and prevalence of side effects or serious adverse events. In such an event, our clinical trials could be suspended or terminated and the FDA or comparable foreign regulatory authorities, including Health Canada, could order us to cease further development or deny approval of any of our product candidates for any or all targeted indications. The clinical trial drug-related side effects or serious adverse events could affect clinical trial subject recruitment or the ability of enrolled subjects to complete the clinical trial or result in potential product liability claims.

Additionally, if our product candidates receive marketing approval, and we or others later identify undesirable side effects or serious adverse events caused by our product candidates, a number of potentially significant negative consequences could result, including:

•	we may be forced to suspend marketing of our product candidates;

•	regulatory authorities may withdraw their approvals of our product candidates;

•	regulatory authorities may require additional warnings on the label that could diminish the usage or otherwise limit the commercial success of our product candidates;

•	we may be required to conduct post-marketing studies;

•	we could be sued and held liable for harm caused to subjects or patients; and

•	our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of our product candidates, if approved.

Even if our product candidates receive regulatory approval, we may still face future development and regulatory difficulties.

Even if we obtain regulatory approval for our product candidates, we would be subject to ongoing requirements by the FDA and comparable foreign regulatory authorities, including Health Canada, governing, among other things, the manufacture, quality control, further development, labeling, packaging, storage, distribution, safety surveillance, import, export, advertising, promotion, recordkeeping and reporting of safety and other post-market information. The respective safety and efficacy profiles of our product candidates will continue to be closely monitored by the FDA and comparable foreign regulatory authorities, including Health Canada, if they are approved. If new safety information becomes available after approval of our product candidates, the FDA may require labeling changes or establishment of a Risk Evaluation and Mitigation Strategy, or REMS, and the FDA or comparable foreign regulatory authorities, including Health Canada, may require a similar strategy, impose significant restrictions on our product candidates’ indicated uses or marketing, or impose ongoing requirements for potentially costly post-approval studies or post-market surveillance. In addition, manufacturers of drug products and their facilities are subject to continual review and periodic inspections by the FDA and other regulatory authorities for compliance with current good manufacturing practices, or cGMP, and other regulations. If we or a regulatory agency discover problems with our manufacturing facility, a regulatory agency may impose restrictions on that product or us, including requiring recall or withdrawal of the product from the market or suspension of manufacturing. If we fail to comply with applicable regulatory requirements, the FDA or comparable foreign regulatory agencies, including Health Canada, may:

•	issue warning letters or untitled letters;

•	mandate modifications to promotional materials or require us to provide corrective information to healthcare practitioners;

•	require us to enter into a consent decree, which can include imposition of various fines, reimbursements for inspection costs, required due dates for specific actions and penalties for noncompliance;

•	seek an injunction or impose civil or criminal penalties or monetary fines;

•	suspend or withdraw regulatory approval;

•	suspend any ongoing clinical trials for new indications or product candidates;

•	refuse to approve pending applications or supplements to applications filed by us;

•	suspend or impose restrictions on operations, including costly new manufacturing requirements; or

•	seize or detain products, refuse to permit the import or export of products or require us to initiate a product recall.

The occurrence of any event or penalty described above may inhibit or preclude our ability to commercialize our product candidates and generate revenue.

Advertising and promotion of any product candidate that obtains approval in the United States will be heavily scrutinized by, among others, the FDA, the Department of Justice, or the DOJ, the Office of Inspector General of the Department of Health and Human Services, or HHS, and state attorneys general. Violations, including promotion of our products for unapproved or off-label uses, are subject to enforcement letters, inquiries and investigations, and civil and criminal sanctions by the FDA or other government agencies. Additionally, advertising and promotion of any product candidate that obtains approval outside of the United States may be similarly scrutinized by comparable foreign regulatory authorities, including Health Canada.

In the United States, engaging in impermissible promotion of approved products for off-label uses can also subject a company to false claims litigation under federal and state statutes, and other litigation and/or investigation, which can lead to civil and criminal penalties and fines and agreements that materially restrict the manner in which we promote or distribute our drug products. These false claims statutes include the federal False Claims Act, which allows any individual to bring a lawsuit against a pharmaceutical company on behalf of the federal government alleging submission of false or fraudulent claims, or causing to present such false or fraudulent claims, for payment by a federal program such as Medicare or Medicaid. If the government prevails in the lawsuit, the individual will share in any fines or settlement funds. These False Claims Act lawsuits against pharmaceutical companies have increased significantly in volume and breadth, leading to several substantial civil and criminal settlements based on certain sales practices promoting off-label drug uses. This increasing focus and scrutiny has increased the risk that a pharmaceutical company will have to defend a false claim action, pay settlement fines or restitution, agree to comply with burdensome reporting and compliance obligations, and be excluded from the Medicare, Medicaid and other federal and state healthcare programs. If we do not lawfully promote our approved products, we may become subject to such litigation and/or investigation and, if we are not successful in defending against such actions, those actions could compromise our ability to become profitable.

Failure to obtain regulatory approval in international jurisdictions would prevent our product candidates from being marketed abroad.

In order to market and sell our products in Canada, the European Union and many other jurisdictions, we must obtain separate marketing approvals and comply with numerous and varying regulatory requirements. The approval procedure varies among countries and can involve additional testing. The time required to obtain approval may differ substantially from that required to obtain FDA approval. The regulatory approval process outside the United States generally includes all of the risks associated with obtaining FDA approval. In addition, in many countries outside the United States, it is required that the product be approved for reimbursement before the product can be approved for sale in that country and/or to be financially successful or viable. We may not obtain approvals from regulatory authorities outside the United States on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries or jurisdictions, and approval by one regulatory authority outside the United States does not ensure approval by regulatory authorities in other countries or jurisdictions or by the FDA. We may not be able to file for marketing approvals and may not receive necessary approvals to commercialize our products in any market. If we are unable to obtain approval of our product candidates by regulatory authorities in Canada, the European Union or another jurisdiction, the commercial prospects of our product candidates may be significantly diminished and our business prospects could decline.

We face substantial competition, which may result in others discovering, developing or commercializing products before or more successfully than we do.

The development and commercialization of new drug products is highly competitive. We face competition with respect to our product candidates and will face competition with respect to any other product candidates that we may seek to develop or commercialize in the future, from both large and small pharmaceutical, biopharmaceutical and biotechnology companies, academic institutions and other research organizations; specifically with companies, institutions and organizations that are actively researching and developing products that attach proprietary cell-killing payloads to antibodies for targeted delivery to cancer cells. There are a number of large pharmaceutical, biopharmaceutical and biotechnology companies that currently market and sell products or are pursuing the development of products for the treatment of the respective disease indications for which we are developing our product candidates. We believe that a significant number of products are currently under development, and may become commercially available in the future, for the treatment of conditions for which we are currently developing, and may try to develop, product candidates. There is intense and rapidly evolving competition in the biotechnology, biopharmaceutical and antibody fragment and immuno-oncology therapeutics fields. Some of these competitive products and therapies are based on scientific approaches that are similar to our approach, and others are based on entirely different approaches. We are aware of several companies that are developing cancer immunotherapies and ADCs, and we are also aware of several companies developing product candidates that target the same cancer pathways that we are targeting or that are testing product candidates in the same cancer indications that we are testing. For example, there are several companies who have programs that attach proprietary cell-killing payloads to antibodies for targeted delivery to cancer cells.

In addition to competition from alternative treatments, we may also face competition from products that are biosimilar to, and possibly interchangeable with, our product candidates. Biosimilar products are expected to become available over the coming years. Even if our product candidates achieve marketing approval, they may be priced at a significant premium over competitive biosimilar products, and insurers or other third party payors may encourage or even require the use of lower priced biosimilar products. In addition, we may face significant competition upon expiration of our intellectual property protection.

More established companies may have a competitive advantage over us due to their greater size, cash flow and institutional experience. Compared to us, many of our competitors may have significantly greater financial, technical and human resources. As a result of these factors, our competitors may obtain regulatory approval of their product candidates before we are able to, which may limit our ability to develop or commercialize our product candidates. Our competitors may also develop drugs that are safer, more effective, more widely used and cheaper than ours, and may also be more successful than us in manufacturing and marketing their products. These appreciable advantages could render our product candidates obsolete or non-competitive before we can recover the expenses of development and commercialization.

If the proposed framework published by the American Society of Clinical Oncology, or ASCO, to assess the value of cancer treatment options is adopted and utilized by payors and physicians and we were to receive low ratings, it could adversely affect the price and reimbursement of our products, if approved, reduce prescriptions and harm our business.

On June 22, 2015, ASCO published a proposed framework to assess the value of cancer treatment options. The framework was developed in response to concern that new, expensive cancer treatments may not be supported by adequate medical evidence. The purpose of the framework is to provide a standardized quantification of cancer treatments and assist oncologists and patients in deciding between new cancer treatments and the standard of care. The framework takes into account a medication’s (i) efficacy, (ii) safety and (iii) cost, to derive an overall treatment value.

This framework is described by ASCO as an initial approach that is not yet suitable for use by doctors and patients. While we believe that the safety and efficacy profiles of our product candidates are potentially better than that of the standard of care and, if approved, we intend to price our products competitively, we do not know how the data will be assessed by ASCO. It is also unknown whether the framework will change and whether any changes could adversely affect the assessment of any of our product candidates. If this framework were adopted and utilized by payors and physicians, and if our product candidates were to receive low ratings, this could adversely affect the price and reimbursement of our products, if approved, reduce prescriptions and harm our business.

We conduct certain elements of our business internationally, and the decisions of sovereign governments could have a material adverse effect on our business, financial condition and results of operations.

Viventia was founded as a Canadian company and conducted its business internationally. In addition to our clinical trials in the United States, Viventia has historically conducted clinical trials in Russia, Brazil and Canada. We intend to, and may conduct clinical trials in other jurisdictions. Sovereign governments, including Canada, may establish laws or regulations that will be deleterious to our interests or that will affect our ability, to obtain access to regulatory agencies in Russia, Brazil, Canada, and/or other jurisdictions. Governments have also, from time to time, established foreign exchange controls which could have a material adverse effect on our business, financial condition and results of operations. To date, neither our operations nor our financial condition have been materially impacted due to laws or regulations of sovereign governments.

Risks Related To Our Dependence On Third Parties

We rely on third parties to conduct our pre-clinical studies and clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize our product candidates.

We rely on domestic and international third-party CROs to monitor and manage data for our ongoing pre-clinical and clinical programs. We rely on these parties for execution of our pre-clinical studies and clinical trials, and we control only some aspects of their activities. Nevertheless, we are responsible for ensuring that each of our pre-clinical studies and clinical trials are conducted in accordance with the applicable protocol and legal, regulatory and scientific standards, and our reliance on the CROs does not relieve us of our regulatory responsibilities. We also rely on third parties to assist in conducting our pre-clinical studies in accordance with Good Laboratory Practices, or GLP, and the Animal Welfare Act requirements. We and our CROs are required to comply with U.S. federal regulations and current Good Clinical Practices, or GCP, which are international standards meant to protect the rights and health of subjects that are enforced by the FDA, Health Canada, the Competent Authorities of the Member States of the European Economic Area and comparable foreign regulatory authorities for all of our product candidates in clinical development. Regulatory authorities enforce GCP through periodic inspections of trial sponsors, principal investigators and trial sites. If we or any of our CROs fail to comply with applicable GCP, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities, including Health Canada, may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of our clinical trials comply with GCP requirements. In addition, our clinical trials must be conducted with product produced under cGMP requirements. Failure to comply with these regulations may require us to repeat pre-clinical studies and clinical trials, which would delay the regulatory approval process.

Our CROs are not our employees, and except for remedies available to us under our agreements with such CROs, we cannot control whether or not they devote sufficient time and resources to our ongoing clinical, non-clinical and pre-clinical programs. If CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines or if the quality or accuracy of the data they obtain is compromised due to the failure to adhere to our protocols, regulatory requirements or for other reasons, our pre-clinical studies and clinical trials may be extended, delayed or terminated and we may not be able to obtain regulatory approval for or successfully commercialize our product candidates. As a result, our results of operations and the commercial prospects for our product candidates would be harmed, our costs could increase and our ability to generate revenues could be delayed.

Because we have relied and will continue to rely on third parties, our internal capacity to perform these functions is limited. Outsourcing these functions involves risk that third parties may not perform to our standards, may not produce results in a timely manner or may fail to perform at all. In addition, the use of third-party service providers requires us to disclose our proprietary information to these parties, which could increase the risk that this information will be misappropriated. We currently have a small number of employees, which limits the internal resources we have available to identify and monitor our third-party providers. To the extent we are unable to identify and successfully manage the performance of third-party service providers in the future, our business may be adversely affected. Though we carefully manage our relationships with our CROs, there can be no assurance that we will not encounter challenges or delays in the future or that these delays or challenges will not have a material adverse impact on our business, financial condition and prospects.

If we lose our relationships with CROs, our product development efforts could be delayed.

We rely on domestic and international third-party vendors and CROs for pre-clinical studies and clinical trials related to our product development efforts. Switching or adding additional CROs would involve additional cost and requires management time and focus. Our CROs generally have the right to terminate their agreements with us in the event of an uncured material breach. In addition, some of our CROs have an ability to terminate their respective agreements and/or research projects with us pursuant to such agreements if it can be reasonably demonstrated that the safety of the subjects participating in our clinical trials warrants such termination in accordance with the reasonable opinion of the relevant CRO, if we make a general assignment for the benefit of our creditors or if we are liquidated. Identifying, qualifying and managing performance of third-party service providers can be difficult, time consuming and cause delays in our development programs. In addition, there is a natural transition period when a new CRO commences work and the new CRO may not provide the same type or level of services as the original provider. If any of our relationships with our third-party CROs terminate, we may not be able to enter into arrangements with alternative CROs or to do so on commercially reasonable terms.

Our experience manufacturing our product candidates is limited to our pre-clinical studies and clinical trials. We have no experience manufacturing our product candidates on a commercial scale. We are dependent on third parties for our supply chain, and if we experience problems with any such third parties, the manufacturing of our product candidates could be delayed.

We maintain an approximately 31,400 square foot manufacturing, laboratory, warehouse and office facility in Winnipeg, Manitoba, Canada. We have three 15 liter fermentors, one 150 liter fermentor, one 500 liter fermentor and one 1,500 liter fermentor. Our classified fermentation suite and post-production processing capabilities are currently dedicated to producing our pre-clinical study and clinical trial batches.

Our manufacturing facility has been audited by a third party for compliance with cGMP. The most recent audits were in March 2009 and January 2014. Collectively, these facility audits did not identify any major impediments to the cGMP manufacturing of product candidates up to and including Phase 3 production. Manufacturing of drugs and product candidates, including Vicinium, Proxinium, VB6-845d and VB7-756, must comply with FDA cGMP standards and other regulations. Methods of manufacture as well as validation of manufacturing procedures and quality control systems are reviewed by regulatory authorities, such as the FDA and Heath Canada, to determine their effect on the quality, purity and potency of product candidates. All such manufacturing procedures, validation programs and quality assessment activities must be properly documented in accordance with regulatory requirements. Both the FDA and Health Canada conduct inspections to determine compliance with cGMP to ensure that product candidates used in human testing are adequately characterized in terms of identity, potency and purity. cGMP standards become more stringent as the stage of human testing increases, and material used in pivotal Phase 3 clinical trials is generally required to comport with standards expected of marketed drugs.

Our manufacturing facility is intended to produce multiple product candidates per year, and we believe it will produce sufficient quantities of our product candidates to meet our currently anticipated pre-clinical study and clinical trial needs. In the event we obtain approval from the FDA to market any of our product candidates, we will likely need to outsource our commercial scale manufacturing to contract manufacturing organizations, or CMOs. We do not have experience in manufacturing products at commercial scale. Additionally, the facilities used by any CMO to manufacture any of our product candidates must be the subject of a satisfactory inspection before the FDA and other applicable regulatory authorities to approve a BLA or marketing authorization for each of our product candidates manufactured at that facility. We will depend on these third-party manufacturing partners for compliance with the FDA’s and comparable foreign regulatory authorities’, including Health Canada’s, requirements for the manufacture of our finished products.

Any significant disruption in our supplier relationships could harm our business. Any significant delay in the supply of a product candidate or its key materials for an ongoing pre-clinical study or clinical trial could considerably delay completion of such pre-clinical study or clinical trial, product testing and potential regulatory approval of a product candidate. If our manufacturers or we are unable to purchase these key materials after regulatory approval has been obtained for a product candidate, the commercial launch of such product candidate would be delayed or there would be a shortage in supply, which would impair our ability to generate revenues from the sale of such product candidate.

In the event that manufacturing process changes are necessary for the further development of a product candidate, we may not be able to reach agreement with regulatory agencies on the criteria for demonstrating comparability to the original product, which would require us to repeat clinical trials performed with the original product. This could result in lengthy delays in implementing the new process or site and substantial lost sales as a result of our inability to meet commercial demand. If we reach agreement with regulatory agencies on the criteria for establishing comparability, we may not be able to meet these criteria or may suffer lengthy delays in meeting these criteria. This may result in significant lost sales due to inability to meet commercial demand with the original product. Furthermore, studies to demonstrate comparability, or any other studies on the new process or site such as validation studies, may uncover findings that result in regulatory agencies delaying or refusing to approve the new process or site.

Any contamination in our manufacturing process, shortages of raw materials or failure of any of our key suppliers to deliver necessary components of our TPT platform could result in delays in our clinical development or marketing schedules.

Given the nature of biologics manufacturing, there is a risk of contamination. Any contamination could materially adversely affect our ability to produce our product candidates on schedule and could therefore could halt or delay our clinical development programs.

Some of the raw materials required in our manufacturing process are derived from biological sources. Such raw materials are difficult to procure and may also be subject to contamination or recall. A material shortage, contamination, recall, or restriction on the use of biologically derived substances in the manufacture of our product candidates could halt or delay our clinical development programs or disrupt the commercial manufacturing of our product candidates, which could materially and adversely affect our business.

Risks Related To Our Intellectual Property

We have not yet registered our trademarks in all of our potential markets, and failure to secure those registrations could adversely affect our business.

Our future trademark applications may not be allowed for registration, and our registered trademarks may not be maintained or enforced. During trademark registration proceedings, we may receive rejections from the U.S. Patent and Trademark Office, or USPTO, or other applicable foreign intellectual property offices. Although we are given an opportunity to respond to those rejections, we may be unable to overcome such rejections, or have to expend additional resources to secure registrations, such as commencing cancellation proceedings against third-party trademark registrations to remove them as obstacles to our trademark applications. In addition, in the USPTO and in comparable agencies in many foreign jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our trademarks, and our trademarks may not survive such proceedings. If we do not secure registrations for our trademarks, we may encounter more difficulty in enforcing them against third parties than we otherwise would.

We depend on our license agreements with the University of Zurich and Merck KGaA and if we cannot meet the requirements under the agreements we could lose important rights to Vicinium, Proxinium, VB6-845d or VB7-756, which could have material adverse effect on our business.

We have an exclusive license agreement with the University of Zurich, or Zurich. Pursuant to the agreement, we were granted an exclusive license, with the right to sublicense, under certain patents primarily relating, in part, to our targeting agents, EpCAM chimera and immunoconjugates (including aspects of Vicinium and Proxinium) and methods of use, to make, use, sell and import products that would otherwise infringe such patents in the field of the treatment, stasis and palliation of disease in humans. If we fail to meet our obligations under the license agreement, Zurich may have the right to terminate our license, and upon the effective date of such termination, our right to use the licensed Zurich patent rights would end. To the extent such licensed technology or patent rights relate to our product candidates, we would expect to exercise all rights and remedies available to us, including attempting to cure any breach by us, and otherwise seek to preserve our rights under the patent rights licensed to us, but we may not be able to do so in a timely manner, at an acceptable cost to us or at all. Any uncured, material breach under the license agreement could result in our loss of rights to practice the patent rights licensed to us under the license agreement, and to the extent such patent rights and other technology relate to our product candidates or other of our compounds, it could have a material adverse effect on our commercialization efforts for our product candidates, including Vicinium and Proxinium.

We also have a license agreement with Merck KGaA, or Merck, which grants us an exclusive license, with the right to sublicense, under certain patents and technology relating to the de-immunization of our cytotoxin Bouganin for therapeutic and in vivo diagnostic purposes in humans. If we fail to meet our obligations under this license agreement, Merck may have the right to terminate our license, and upon the effective date of such termination, our right to use the licensed Merck patent rights and technology would end. To the extent such licensed technology or patent rights relate to our product candidates, we would expect to exercise all rights and remedies available to us, including attempting to cure any breach by us, and otherwise seek to preserve our rights under the patent rights and technology licensed to us, but we may not be able to do so in a timely manner, at an acceptable cost to us or at all. Any uncured, material breach under the license agreement could result in our loss of rights to practice the patent and technology rights licensed to us under the license agreement, and to the extent such patent rights and other technology relate to our product candidates, it could have a material adverse effect on our commercialization efforts for product candidates.

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